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                                                                    EXHIBIT 10.7


                         [T/R Systems, Inc. Letterhead]
September 6, 1996

Mr. Michael Kohlsdorf
5900 Plantation Drive
Roswell, GA 30075



Dear Mike,



It is my pleasure to offer to you the position of President and Chief Executive Officer of T/R Systems. All of the board of directors, including Frank and I, are enthusiastic about your joining us and to your leadership role at T/R.

As we have discussed your annual salary will be $180,000. A corporate bonus plan will developed whereby you can earn up to 50% of your base if the company achieves its board approved plan. A bonus of $30,000 will be paid to you when you become employed by the company.

A stock option of 600,000 shares of common stock, with an option price of $.50 will be granted to you. 200,000 shares of this option will be ISO and 400,000 shares will be non-qualified. The T/R Systems stock option plan includes a cashless exercise feature to allow you to exercise options with stock already held. These options will vest in 25% equal increments over 4 years.

Should you be asked to leave anytime during the first year of your employment, your salary will be continued for 1 year from that date and your first year's stock option shall vest.

We have discussed a change of control scenario and will fully resolve this item shortly. At this time we can assure you that at least one half of your option shares shall vest upon a change of control. However, in the event the business is sold for at least $10 million, but not more than $40 million, within two years (September 30, 1998) and you are no longer employed, then you will participate in a $1 million pool set aside for certain key managers. Your participation will be $500,000. Should you participate in the "pool" then the salary continuation provision mentioned above will not be in effect.

You will be elected as a member of the board at the time you begin work at T/R Systems.

We look forward to your joining T/R Systems and working together.

Sincerely,



/s/ E. Neal Tompkins                       /s/ Francis A. Rowe
--------------------                       -------------------------
    E. Neal Tompkins                           Francis A. Rowe
    President                                  CEO and Vice Chairman

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                         [T/R Systems, Inc. Letterhead]


December 17, 1997




Mr. Michael Kohlsdorf
5900 Plantation Drive
Roswell, GA 30075


Dear Mike:

I refer you to the letter issued to you on September 6, 1996 on behalf of T/R Systems, Inc. in respect of your employment (the "9/6/96 Letter").

Since the issuance of the 9/6/96 Letter your annual salary has been increased, and you have been awarded additional stock options. You participate in a corporate bonus plan as described in the 9/6/96 Letter.

As for the provision concerning the Company's termination of your employment, it is extended so as to provide that should you be asked to leave your employment at any time, your salary will be continued for one year from such termination of employment and all of your options scheduled to vest during such one-year period shall vest.

Also, as for the provision allowing for a participation benefit upon a change of control, we extend the term of same so as to cover any change of control prior to T/R's initial public offering (even if occurring after 9/30/98).

Sincerely,


/s/ Charles H. Phipps
-----------------------------
Charles H. Phipps,
Chairman of the Board